Exhibit 35.3

Mark Brennan
Group President

CONDUENT
501 Bleecker St
Utica NY 13501

mark.brennan@conduent.com
Tel 602-323-6007

Subservicer Compliance Statement

Navient Solutions, LLC
11100 USA Parkway
Fishers, IN  46037
ATTN:  Jody Sloan

Navient Solutions, LLC
2001 Edmund Halle Drive
Reston, VA  20191
ATTN:  Trust Administration

As an officer of Xerox Education Services, LLC (doing business as ACS Education Services) (“Xerox”), a Subservicer of Navient Solutions, LLC., I hereby certify that:

a)          A review of the activities of the Subservicer during the period of January 1, 2016 through December 31, 2016 (the “Reporting Period”), and its performance under the FFEL Program Omnibus Subservicing Agreement (the “Servicing Agreement”) dated March 27, 2015 between Xerox and Navient Solutions, LLC. (“Navient”) has been made under my supervision.

b)          To the best of my knowledge, based on such a review, except for the items identified in Exhibit A hereto, the Subservicer has fulfilled all of its material obligations under the Servicing Agreement in all material respects throughout the Reporting Period, and there have been no known material defaults in the fulfillment of such obligations.

Xerox Education Services, LLC

By:	/s/ Mark Brennan	Date:	March 15, 2017
Name:	Mark Brennan
Title:	President, Xerox Business Services

Exhibit A

1.          During the year ended December 31, 2012, Servicer discovered a servicing issue with respect to the servicing of certain consolidation loans made under Section 428C(a)(3) of the Higher Education Act (repealed effective July 1, 2006). Some of such spousal consolidation loans apparently were incorrectly deferred. As a result, some borrowers have received the benefit of deferment of repayment for which they may not have been eligible. Servicer has notified the Department of Education of the issue and, on December 27, 2016, the Department issued its Final Program Review Determination regarding that notification. Certain documentation issues appear to have continued through 2016, although fewer loans were impacted than prior to 2002. These items were not material with respect to Servicer’s activities under the Servicing Agreement..

2.          Servicer has a backlog of unprocessed borrower financial reapplications and other transactions in its servicing system that Servicer is currently remediating. Servicer has notified Navient, the Department, and other regulatory agencies of these issues and its efforts to remediate each. These items were not material with respect to Servicer’s activities under the Servicing Agreement.

3.          Servicer discovered certain errors in the systems and processes used to report data to credit reporting agencies. The systems and processes either have been or will be corrected, and Servicer is or will be working with the affected credit reporting agencies to remove any erroneous data. These items were not material with respect to Servicer’s activities under the Servicing Agreement.

4.          Certain income based repayment plans were granted without proper consideration of the borrower’s spouse’s income, eligibility, and presence of the spouse’s signature on the application. These items were not material with respect to Servicer’s activities under the Servicing Agreement.

5.          As a result of items listed in 1-4 above, investigation and/or enforcement activity by governmental agencies could result in fines, penalties and other liabilities associated with such items.